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                                                                    EXHIBIT A(2)

                              SMITH BARNEY TRUST II

                          FORM OF AMENDED AND RESTATED
                  ESTABLISHMENT AND DESIGNATION OF SERIES OF
              SHARES OF BENEFICIAL INTEREST (WITHOUT PAR VALUE)

      Pursuant to Section 6.9 of the Declaration of Trust, dated April 13, 1984, as amended (the "Declaration of Trust"), of Smith Barney Trust II (the "Trust"), the undersigned, being a majority of the Trustees of the Trust, do hereby amend and restate the Trust's existing Establishment and Designation of Series of Shares of Beneficial Interest (without par value) in order to establish and designate an additional series of Shares (as defined in the Declaration of Trust). No other changes to the special and relative rights of the existing series are intended by this amendment and restatement.

      1.  The series of the Trust are as follows:

          The new series of the Trust shall be designated as Smith Barney
            Investors Value Fund.

          The other remaining series of the Trust are:

            Smith Barney Diversified Large Cap Growth Fund; Smith Barney Small Cap Growth Opportunities Fund; and Smith Barney International Large Cap Fund.

      2. Each series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of each series. Each Share of each series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of that series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to such series, and shall be entitled to receive its pro rata share of the net assets of such series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust.

      3. Shareholders of each series shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to each series as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

      4. The assets and liabilities of the Trust shall be allocated to each series as set forth in Section 6.9 of the Declaration of Trust.

      5. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created or otherwise to change the special and relative rights of any such series.

      6. This Amended and Restated Establishment and Designation of Series shall be effective as of ____________ ___, ______.
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      IN WITNESS WHEREOF, the undersigned have executed this Establishment and
Designation of Series (which may be on one or more separate counterparts) as of the of the ____ day of _______________, _______.


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Riley C. Gilley                         Diana R. Harrington
As Trustee and Not Individually         As Trustee and Not Individually


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Susan B. Kerley                         C. Oscar Morong, Jr.
As Trustee and Not Individually         As Trustee and Not Individually


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E. Kirby Warren                         Heath B. McLendon
As Trustee and Not Individually         As Trustee and Not Individually